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                                               August 12, 2002


Board of Directors
Euronet Worldwide, Inc.
4601 College Blvd., Suite 300
Leawood, KS 66211

      Re:  Registration Statement on Form S-8
           ----------------------------------

Dear Board Members:

      We have acted as counsel to Euronet Worldwide, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 2,000,000 shares of common stock (the "Common Stock") of the Company which may be issued pursuant to the Company's 2002 Stock Incentive Plan, as such numbers of shares may be increased in accordance with said plan in the event of a merger, consolidation, reorganization, liquidation, recapitalization, stock dividend, stock split, or similar event involving the Company. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                               /s/  J. Mark Poerio
                                    ----------------
                                    J. Mark Poerio, Esq.
                           for PAUL HASTINGS, JANOFSKY & WALKER LLP